EX-99.1
Script prepared for Annual Meeting for Stockholders


PORTION OF SCRIPT FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS REGARDING TO FINANCIAL RESULTS

MR. STOLARCZYK: Before we begin, I'd like to remind stockholders and guests that some of the statements we will make and information we will provide today constitutes forward-looking statements as defined by the Securities and Exchange Commission. Consequently, any statements made during this meeting that discuss our hopes, beliefs, expectations or any prediction for the future are forward-looking statements, and our actual results could differ materially from those statements. Additional information on the factors that may affect our actual results is included in our 10-K and 10-Q filings, which can be obtained by contacting the Company or the SEC.

I would also like to announce that for the first time, the board of directors has voted a 3 for 2 stock-split for the shares of Fidelity Bancorp. That split will entitle stockholders on February 6, 2002 to receive one additional share of Fidelity Bancorp stock for every two shares owned. The split is effective on February 28, 2002 and additional certificates will be mailed on or about that date. The stock split was announced late yesterday afternoon, and you'll find the details included in a press release at the entrance. Please bear in mind that the financial results presented today have not been adjusted for the split.

For the year ended September 30, 2001, Fidelity Bancorp achieved record earnings of $2.31 per diluted share, up 35 cents, or 18 percent, from $1.96 per diluted share in fiscal 2000. Excluding gains on sales of loans, securities and an interest in a real estate partnership, net income was $2.02 per diluted share, up 3% from the prior fiscal year.

Net income increased 15 percent, to $4.9 million from $4.2 million in 2000.

The economic environment presented some opportunities to improve the balance sheet mix of earning assets. Our third-party origination network gave us excellent penetration into a six-county lending area marked by a high level of refinance activity. A strategic relationship with First Tennessee, a major FNMA/FHLMC seller-servicer, gave management the ability to rapidly identify individual loans that were repaying at higher than normal repayment rates, to determine their salability and then to package them for bulk sale - an important tool for managing a balance sheet in volatile interest rate environments. With a liability-sensitive balance sheet, one where liabilities reprice more frequently than assets, we knew our challenge in an environment of repeated Federal Reserve interest rate cuts would be to preserve the earning power of mortgage loan investments that were likely to reprice. Finally, our ability to manage expenses was under challenge as group health insurance costs were rising at double-digit rates.

Success in these areas, we believed, would translate into a higher price for Fidelity Bancorp shares, and it did. The price of our stock rose steadily during 2001 - compared with minimal change in 2000. This rebound, while reflecting gains made here at Fidelity, also mirrored a trend among a number of small capitalization bank stocks. Investors who once abandoned bank and thrift stocks for hi-technology issues returned, and they were rewarded.

When we met last year, the Federal Reserve had raised interest rates four times during the previous fiscal year. During fiscal year 2001, the Federal Reserve cut interest rates eight times, creating a dramatically different interest rate environment in which we had to manage. We responded in several ways. One goal in a volatile loan repayment environment is to stabilize earning asset levels and to maximize future revenue streams.

To do this, we identified $94 million of loans that were candidates for refinance and reclassified them to Held for Sale. Of the total loans in that category, $53 million of 30-year term single-family mortgages had calculated repayment rates of less than 24 months and yields of 5.26%. They were sold in fiscal 2001. We monitored the repayments rates on the remaining $41 million of loans. As we announced earlier this month, $23 million of these loans were sold in the first quarter of fiscal 2002. With the Federal Reserve lowering short-term interest rates, we could have missed attractive reinvestment opportunities if we had waited for the repayment proceeds. We sold the loans, reinvested the proceeds at more current investment yields and strengthened the earning power of the balance sheet.

In addition, fiscal 2001 earnings benefited from gains, which helped to boost non-interest income. These pre-tax gains totaled $955,000 and came from a $618,000 gain on the sale of loans that I mentioned a moment ago, a gain of $231,000 from the sales of investment securities, and a gain of $106,000 from the sale of a real estate investment partnership.

These initiatives helped fuel record earnings. They were driven by a vigilant management team that identified, analyzed and acted on these important balance sheet initiatives. They benefited earnings during fiscal year 2001, and they will better position us for improved earnings in the future - no matter which direction interest rates go.

Interest income, the primary component of our earnings, grew 6 percent, or $2.6 million, to $46.5 million, from $43.9 million in 2000. In a few moments, Tom Bentel, our president and chief operating officer, will tell you about how that increase was achieved in a period of declining interest rate levels.

Loans receivable declined, from $534.3 million to $423 million due to the loan reclassification and a large amount of repayments. As I said earlier, the Federal Reserve's interest rate cuts helped drive interest rates to their lowest levels in 40 years. The lower mortgage interest rates prompted borrowers to repay higher rate loans with the proceeds of lower rate loans. In fiscal 2001, 30% of loans receivable were repaid.

But we balanced the repayments with new loan originations, which totaled $140.1 million, up 27 percent, from $110.5 million in 2000.

Total assets rose $31.7 million to $668.7 million from $637 million. And, as in the past, we achieved this growth while maintaining the quality of our assets. You can see this in our ratio of non-performing assets to total assets, which remained relatively stable at .10 percent. It was .06 percent the previous year.

I'd like to briefly comment on our performance in the first quarter of 2002, before turning things over to Tom. Seeds that were planted in fiscal 2001 in the way of deposit cost relief and income from loans sales -- began to bear fruit. In the first quarter of fiscal 2002, we earned $0.92 per diluted share, more than double 2001 first quarter earnings of $0.41. Without one-time gains, earnings were $0.74 per diluted share, up 80% from the comparable period. Net income for the quarter was $1.9 million, compared with $863,000 in fiscal 2001.

Net income and earnings per share improved sharply primarily because our interest expense in the fiscal first quarter was down significantly. Total interest expense for the quarter ended December 31, 2001 was $6.4 million, down 26 percent from $8.6 million one year ago. There is no question that we benefited from 11 rate reductions by the Federal Reserve during the calendar year, including three in our fiscal first quarter. Our average cost on deposits for the quarter ended December 31, 2001 declined 150 basis points compared with one year ago. And yet in terms of loan yields, our average loan yield fell just a little more than 30 basis points during the same time periods. The difference in what we were paying for deposits versus what we were earning on our loans helped our interest margin improve, from 2.16 percent
in 2000 to 3.08 percent in 2001.    In the coming quarters, we expect to
benefit from further deposit cost reductions as higher cost advances and certificates of deposit reprice.

Earlier I talked about our decision to reclassify loans to Held for Sale. Our first quarter results were also helped by loans in this category that were indeed sold. Non-interest income was up $600,000, primarily from the sale of $23.1 million of loans held for sale that resulted in a $541,000 before tax
gain.   While we have managed for large gains in loan sales over the past two quarters, we don't foresee gains of this magnitude in the coming quarters.

There is other good news to report. Your board of directors is pleased to announce an increase in the quarterly dividend to $0.13 per share, up 8 percent from $0.12.

The dividend increase and the stock split announced earlier reflect director and management confidence that Fidelity will continue to grow, and that an
investment in Fidelity Bancorp is a sound one.   Since becoming a public
company in 1993 through the end of our fiscal first quarter, earnings per share has grown at a compound annual growth rate of 18%, while our stock price has grown 14%.

Finally, I'd like to comment on the vision of your board here at Fidelity. We have adhered to a sound business plan, and it has met with consistently successful results.

So going into this new year our mission remains the same - to serve customers, to build shareholder value, to provide the people and businesses that bank with us the products and services they need with the personalized service of a community bank. We are developing new products, services and evaluating locations for new offices, all the while keeping an eye on the bottom line so earnings can be achieved with the greatest efficiency. Our strategies may shift, but they do so only with an underpinning of confidence and care that they are right for Fidelity. Our mission is unchanged, to serve our community and to build shareholder value.

Now I would like to turn things over to Tom.

MR. BENTEL: Thank you, Ray. Good morning everyone and thank you for joining us. We appreciate your continuing interest, as well as your investment, in Fidelity.

In 2001 and during the first quarter of 2002, through a sharpened focus on our products, the training of our employees to sell those products, and the expectations we set for revenue streams, Fidelity continued its evolution from a savings institution to a true community bank. I'd like to begin by talking about how that evolution helped generate last year's record results and what we're doing now to move even further along to achieving a community bank profile.

One of the most obvious steps we've taken is to bring more diversity to our loan portfolio in the products offered and yields earned. Over the past several years, we have talked frequently about higher-yielding loans for multi-unit buildings and self-employed borrowers that have earned more for the bank. Last year, we announced that we were expanding the scope of our lending to include commercial real estate and construction loans in a more targeted and organized way.
In 2001 we financed or participated in several exciting projects. Among them were a 44-unit condominium project and a $100 million luxury downtown loft condominium project. In addition, we provided financing for a 64-unit town home development in Chicago's northwest suburbs. We are continually evaluating additional projects.

This type of lending activity contributed to the bank reaching a fiscal 2001 goal of $24 million in closed commercial loans. We plan to continue building our portfolio of commercial real estate and construction lending, with a fiscal 2002 goal of $25-$30 million.

At the same time, we continue to work to improve loan yields on our other products. One key target that I mentioned earlier is a niche market consisting of higher yielding specialty loans, such as mortgages on small apartment buildings and loans to self-employed homeowners. These loans offer yields that are 50 to 100 basis points higher than traditional mortgage loans. They also help us to offer the communities we serve the products they need while meeting our goals.

In light of our focus on higher-yielding loans and concern about asset quality, we evaluate the brokers in our third-party originator network on an ongoing basis. Last year, this process resulted in a reduction of the total number of mortgage brokers. And yet, selected new brokers were added who were identified as able to bring us the high-quality, higher-yielding loans that we are interested in. By continually assessing the contribution of each mortgage broker, we're able to use our resources more efficiently, spending less time on applications and relationships that don't meet our objective. The bottom line on this assessment process is that of new loans made in 2001, 98 percent of them fell into this higher yielding category, up from 90 percent in fiscal 2000.

We also targeted first-time homebuyers, another profitable segment of the mortgage market and a group of customers that helps to fulfill our role as a community bank by helping families make the transition from renters to owners. Loans to first-time homebuyers made up 51 percent of the total loans for home purchases.

We have begun an important initiative in the first quarter of fiscal 2002 related to our loan products. In times of falling interest rates, accelerated loan repayments that result from customers refinancing their loans can present a considerable challenge. Recognizing that it has been a standard practice with our commercial and multi-unit real estate loans for years, on October 1st, we implemented pre-payment restrictions on new, 1-4 unit residential loans. Prospective loan applicants are offered a choice of a slightly discounted loan rate carrying a pre-payment restriction, or a higher rate that does not. Applicants are carefully and comprehensively counseled on the two options.

The acceptance of the pre-payment restriction has been surprisingly high. In the first quarter of 2002, 80% of all registered loans carried the pre-payment option. Fifteen years ago it was suggested that consumers only wanted fixed-rate loans and would not accept adjustable-rate mortgages. We know better today, and we believe that with education and rate incentives, consumers will accept pre-payment options to the same degree that they today accept ARMs.

The actions I've described resulted in a strong performance in our lending portfolio last fiscal year. We also moved ahead on the deposit side, even during a period of declining interest rates. Deposits grew 5 percent, to $399.6 million for the year ended September 30, 2001, from $381.4 million in the previous year. And in a sign that we are increasing penetration in all the markets where we do business, all five of our offices shared in that deposit growth. Deposits at two of our offices stand at over $100 million, two have surpassed $50 million, and the fifth is fast closing in on $50 million. We now serve a total of 11,880 deposit households, with average household deposits of $32,800. Both figures are up over 2000.

In terms of interest expense, cuts in interest rates by the Federal Reserve have obviously impacted our interest expense. For the entire year, interest expense on deposits was $19.1 million in 2001, up from $18.0 million in 2000. As Ray mentioned, falling interest expense in the first quarter of the fiscal 2002 made a significant contribution to the quarter's excellent results.

Fee income continues to be an important component of Fidelity's earnings. In 2001, income from the sale of annuities and insurance was $820,000, down from $1.1 million in 2000. While product sales remained strong, the rate of commission earned by the bank was reduced. As the result of an expanded product line and sales calling effort, first quarter annuity and insurance sales were healthy. In fact, commissions were up to $220,000 for the three months ended December 31, 2001, from $146,000 in 2000. The depth of our commitment to sales of these product is evident when you consider that 13 of our 21 Banking Services Representatives are both trained and licensed to sell an insurance or investment product, and we have an additional 4 employees who have no other responsibility but to sell investments and insurance.

2001 represented the first full year of our presence on the Internet.
Customers visited fidelityfsb.com to obtain information about the bank, products we offer, promotions and interest rates. From the beginning of the year to the fiscal year end, "hits," or the number of times a web site page was viewed, grew from less than 4,000 a month to nearly 19,000 a month. Visits in the first quarter of 2002 continued to grow.

The next evolution of the web site is planned for this year, when we plan to add another feature - real-time Internet banking. This will allow customers the convenience of branch banking from the comfort of their homes. Among the available services will be transferring funds between accounts, accessing account balances and statements, or transaction activity.

The Internet is playing another important role at Fidelity - generating new deposits. Through a service we subscribed to in the first quarter of 2002, we post our interest rates online, and consequently have attracted funds from wholesale institutions such as credit unions. Deposits are accepted for 12-, 18- and 24-month terms at rates and balances that are closely monitored. The certificates of deposit that we have opened through this pipeline have generally been for longer terms and for lower rates than typically available from retail customers.

We have also made gains on the checking side. Specifically, a new premium-priced checking account was designed to appeal to an upscale segment of the market that carry high balances in their checking accounts. Called Power Checking, the account has attracted very high balances since its introduction in the first quarter, over 70 percent of which is new money. The account was designed as a true transaction account, with built-in penalties for a lack of activity.

For the quarter ended December 31, 2001, deposits increased $18.8 million or 5 percent, to $418.4 million. We topped the $400 million mark for the first time in our history. This occurred despite cuts in customer deposit rates, especially on certificates of deposit, that in some cases saw rates reduced from 6% to 3%. By working with our customers, retention rates on maturing CDs remained high, and in fact most customers chose not only to keep their money with Fidelity but also to extend their maturities. I'm pleased that our customers continue to look to us.

Business checking -- an initiative begun in early fiscal 2001-- began to pick up steam as the year progressed and contributed to deposit growth in the first quarter. Our two business checking accounts are competitively priced and have features that appeal to small and mid-sized business, such as merchant card services. The convenience of our offices, and the attentive service our banking services staff is known for, has attracted local merchants. Businesses located literally across the street from us are finding the switch to our commercial products a natural one. With only about a dozen business accounts on our books at the start of fiscal 2002, we now have approximately 60 business relationships. More accounts are being added each week, thanks to an active calling effort aided by a recently launched marketing campaign.

I would like to again thank you for coming to our annual meeting and for giving me this opportunity to talk with you about how our year progressed. As I said earlier, we appreciate your investment in Fidelity. Whether you are a shareholder or a customer, your investment reflects a confidence in management that we appreciate. And rest assured, we will never take it for granted. We will work hard each day to earn your investment, and your trust. Now, I would like to turn the meeting back over to Ray.

MR. STOLARCZYK: Thank you, Tom. On behalf of all of our employees, I would again like to thank our stockholders and customers for their loyalty and support of both Fidelity Federal Savings Bank and its holding company, Fidelity Bancorp. As this time, we would be pleased to take your questions.